Exhibit 99.1

VOI Sales Financing & Mortgage Servicing Offers seller-financing to eligible Bluegreen timeshare customers to facilitate sales and earn net interest profits. In-house servicing of all Bluegreen receivables and certain fee-based service clients; centralized at our Boca Raton, FL headquarters. Bluegreen has been servicing loans for over 25 years. We have an experienced mortgage management team. VOI Notes Receivable Outstanding ($ in millions) $1,200 $1,000 $800 $600 $400 $200 $0 12/31/2012 $560 $64 12/31/2013 $548 $86 12/31/2014 $524 $130 12/31/2015 $524 $199 12/31/2016 $544 $277 12/31/2017 $549 $352 12/31/2018 $572 $395 12/31/2019 $589 $421 Bluegreen Fee-Based Service Clients (1) (1) Bluegreen does not incur any losses from defaults on Fee-Based Clients’ loans, which are owned by third parties and are serviced by Bluegreen. However, under certain fee-based service sales and marketing arrangements, Bluegreen does refund sales commissions in connection with early-term defaults and cancellations. bluegreenvacations 1

Bluegreen VOI Delinquency Performance (1) (2) 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% June-07 Sep-07 Dec-07 Mar-08 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Sep-09 Dec-09 Mar-10 Jun-10 Sep-10 Dec-10 Mar-11 Jun-11 Sep-11 Dec-11 Mar-12 Jun-12 Sep-12 Dec-12 Mar-13 Jun-13 Sep-13 Dec-13 Mar-14 Jun-14 Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 31 Days Delinquent 60 Days Delinquent 90 Days Delinquent Total Delinquent (1) Excludes introductory products (2) Excludes third party FBS loans serviced by Bluegreen Note: Loans are generally defaulted, and therefore no longer included in delinquency, after 120 days. Note: Each line on the graph is cumulative in that, for example, the 60-day line includes the 31-day delinquencies, etc. bluegreenvacations 2

VOI Portfolio Dynamics All VOI loans are fixed rate, so the monthly payment for Bluegreen’s borrowers does not change over the life of the loan.* The average monthly payment (approximately $265) for Bluegreen’s borrowers is much less than a typical home mortgage payment. Geographical diversity of obligors, few foreign obligors. Approximately 95% (as of 12/31/19) of Bluegreen’s portfolio is PAC/ACH/Automated. Each sale facility/securitization/hypothecation has a separate, dedicated lockbox. There is a daily automated, repetitive wire to the paying agent/lender for each sale facility/securitization/ hypothecation. Banking Partners in current securitizations: Lock Box – Bank of America Paying Agent & Indenture Trustee – U.S. Bank *In the event a borrower goes off of pre-authorized checking, the interest rate will increase by 1%. bluegreenvacations 3